NEWS RELEASE
Kaman Corporation
Bloomfield, CT USA
P 860.243.7100
www.kaman.com

KAMAN NAMES RUSSELL J. BARTLETT CHIEF OPERATING OFFICER

BLOOMFIELD, Connecticut (January 4, 2021) - Kaman Corp. (NYSE:KAMN) today announced that Russell J. Bartlett has been named the Company’s Chief Operating Officer, effective January 4, 2021. Prior to joining Kaman Mr. Bartlett served as President and Chief Executive Officer of Textron Airborne Solutions, a division of Textron Inc. Before that, he held increasing positions of responsibility at Beechcraft Corporation ending his time as the President of Beechcraft Defense Company. Before joining Beechcraft, he held a distinguished military career with the U.S. Navy, where he served in various roles including Team Lead for the Joint Integrated Air Capabilities and Combating Weapons of Mass Destruction groups for the Navy's Quadrennial Defense Review cell and Commanding Officer and Flight Leader of the Navy Flight Demonstration Squadron, known as “The Blue Angels”. He retired as a Captain in May 2008 after serving as the Director of Security Assistance at the Navy International Programs Office, where he was responsible for all Department of the Navy Foreign Military Sales programs.

“Russ’s diverse experience and focus within the Aerospace and Defense industries position him to further enhance our business development and operational initiatives,” stated Ian K. Walsh, President and Chief Executive Officer, “His strong leadership track record make him ideally suited to drive improved operating performance and I look forward to Russ joining the management team and building on our strong foundation.”

Mr. Bartlett holds a BS degree in aerospace engineering from the U.S. Naval Academy in 1983 and a master's in national security and strategic studies from the U.S. Naval War College. Russ and his wife currently reside in Virginia and plan to relocate to Connecticut.

About Kaman Corporation
Kaman Corporation, founded in 1945 by aviation pioneer Charles H. Kaman, and headquartered in Bloomfield, Connecticut, conducts business in the aerospace & defense, industrial and medical markets. Kaman produces and markets proprietary aircraft bearings and components; super precision, miniature ball bearings; proprietary spring energized seals, springs and contacts; complex metallic and composite aerostructures for commercial, military and general aviation fixed and rotary wing aircraft; safe and arming solutions for missile and bomb systems for the U.S. and allied militaries; subcontract helicopter work; restoration, modification and support of our SH-2G Super Seasprite maritime helicopters; manufacture and support of our K-MAX® manned and unmanned medium-to-heavy lift helicopters. More information is available at www.kaman.com

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Investor Contact:
James Coogan
VP, Investor Relations and Business Development
(860) 243-6342
james.coogan@kaman.com